UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 24, 2010

XO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30900	54-1983517

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)
13865 Sunrise Valley Drive
Herndon, Virginia 20171
(Address of Principal Executive Offices)

(703) 547-2000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 24, 2010, the Compensation Committee of the Board of Directors of XO Holdings, Inc. (the “Company”), approved the XO Holdings, Inc. 2010 Annual Executive Bonus Plan (the “2010 Executive Plan”). The 2010 Executive Plan provides for the payment of cash bonuses to eligible executive officers, which include the Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; Senior Vice President, External Affairs; Senior Vice President, General Counsel; President, Business Services and the President, Carrier Services.

     The payment of the cash bonuses under the 2010 Executive Plan is based upon the attainment of specific cash flow, revenue and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring, non-operational and transitional cost items) objectives established by the Compensation Committee and the achievement by the executive of individual performance objectives. Other financial metrics may be applicable from time to time, as specified by the Compensation Committee. The target bonus amount for each of the participants in the 2010 Executive Plan will be a percentage of such participant’s base salary measured at the end of the bonus period.

     The Compensation Committee may, at its sole discretion, and without prior notice, modify, change, alter or terminate the 2010 Executive Plan or determine whether or not a bonus will be paid. No bonus payment is payable without the authorization and final approval by the Compensation Committee. The foregoing is only a brief summary of the 2010 Executive Plan and is qualified by the terms and conditions of the 2010 Executive Plan which the Company expects to include as an exhibit with its quarterly report on Form 10-Q to be filed in respect of the quarter ending June 30, 2010.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO HOLDINGS, INC.
By:	/s/ Laura W. Thomas
	Name:	Laura W. Thomas
	Title:	Senior Vice President and Chief Financial Officer

Date: June 30, 2010